Exhibit 10.1
LULULEMON ATHLETICA INC.

AMENDED AND RESTATED
EXECUTIVE BONUS PLAN

Fiscal 2011 through Fiscal 2015

PLAN TERM	Five fiscal years beginning January 31, 2011

PLAN EFFECTIVE DATE	January 31, 2011

PLAN YEAR	lululemon’s fiscal year
PURPOSE

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The purpose of this Executive Bonus Plan (the “Plan”) is to increase stockholder value by providing an incentive for the achievement of goals that support the strategic plan of lululemon athletica inc. (the “Company”).

ELIGIBILITY

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The Plan is applicable for positions of executive vice president and above, and other senior officers of the Company as designated by the Compensation Committee of the Board of Directors (the “Participants”).

•	The CEO has the authority to recommend participants. The Compensation Committee has the sole authority to designate Participants.

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Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by the Company, or if the Participant engages, directly or indirectly, in any activity which is competitive with any Company activity.

•	If a Participant changes from an eligible position to an ineligible position during the Plan Year, eligibility to participate will be at the discretion of the Compensation Committee.
TARGET BONUS

•	The target bonus shall be the amount that would be paid to the Participant under the Plan if 100% of Financial Performance Goals and 100% of Individual Performance Goals were met (the “Target Bonus”).

•	The Target Bonus for each Participant shall be established by the Compensation Committee no later than ninety (90) days after the beginning of the Plan Year.

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The Target Bonus may be established as a percentage of base cash salary, or according to another method established by the Compensation Committee. The amount of the Target Bonus earned by the Participant shall be based on the achievement of Financial Performance Goals and, if applicable, Individual Performance Goals.

OBJECTIVE FINANCIAL PERFORMANCE GOALS

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The Compensation Committee shall select the Financial Performance Goals for each Participant no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

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The Compensation Committee may establish any special adjustments that will be applied in calculating whether the Financial Performance Goals have been met to factor out extraordinary items no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

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In accordance with Section 162(m) of the Internal Revenue Code, the Compensation Committee shall select one or more objective Financial Performance Goal measures from among Company Revenue, Earnings Per Share, Return on Capital, Sales Growth and Volume, Return on Assets, Return on Equity, Net Income, Operating Income, Economic Profit, Expense Reduction or Controllable Expenses, Profit Margin, Gross Margin, Total Shareholder Return, Stock Price, Inventory Turns, and/or Free Cash Flow for the Objective Performance Goals.

•	The maximum performance level for each Financial Performance Goal is 200%.

•	80% of the Target Bonus will be based on achievement of the Financial Performance Goals.
INDIVIDUAL PERFORMANCE GOALS

•	The portion of the Target Bonus not determined by achievement of the Financial Performance Goals shall be determined by the Participant’s achievement of Individual Performance Goals.

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Each Participant with Individual Performance Goals shall submit such Individual Performance Goals for approval by the Compensation Committee within ninety (90) days after the beginning of the Plan Year.

•	The maximum performance level for each Individual Performance Goal is 200%.

•	20% of the Target Bonus will be based on achievement of the Individual Performance Goals.
BONUS PAYOUT AND ELIGIBILITY

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The bonus payout for each Participant under the Plan is based on the achievement of the Financial Performance Goals and the Individual Performance Goals (the “Bonus Payout”). A Bonus Payout under the Plan is earned as of the end of the Plan Year and will be paid according to the Plan, if the Participant remains a Company employee through the date on which Bonus Payouts are made to Participants under the Plan, unless employment is terminated prior to the end of the Plan Year due to death or disability.

•	The Compensation Committee, in its discretion, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

•	The maximum Bonus Payout for the achievement of Financial Performance Goals and the Individual Performance Goals is $3,500,000 to any one Participant in any plan year.
BONUS PAYOUT CALCULATION

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Within ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain, the Compensation Committee shall review and approve for each Participant: the Target Bonus; the Financial Performance Goals; the Individual Performance Goals; and the relative weighting of the goals for the Plan Year. Those metrics will be used to calculate the Bonus Payout for each Participant. The Compensation Committee shall review the Bonus Payout calculation for each Participant.

BONUS PAYOUT PRORATIONS

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For any Company employee who meets eligibility criteria and becomes a Participant after the start of the Plan Year but before November 1st of that fiscal year, or whose employment with the Company is terminated prior to the end of the Plan Year because of disability or death, the Compensation Committee (1) shall prorate the Bonus Payout related to the Financial Performance Goals, and (2) in its discretion, may prorate the Bonus Payout related to Individual Performance Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Compensation Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

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The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

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If a Participant changes positions within the Company during the Plan Year, the Compensation Committee in its discretion may prorate the Participant’s Bonus Payout by the number of months in each position.

ADMINISTRATION
COMPENSATION COMMITTEE RESPONSIBILITIES:

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Approve the Plan design, Financial Performance Goals, and Individual Performance Goals for each Participant. Determine and certify the achievement of the Financial Performance Goals and Individual Performance Goals. Approve the Bonus Payout calculation and Bonus Payout for each Participant.

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In the event of a dispute regarding the Plan, the Participant may seek resolution through the CEO and the Compensation Committee. All determinations by the Compensation Committee shall be final and conclusive.

BONUS PAYOUT ADMINISTRATION

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The Bonus Payout will be made as soon as administratively feasible and is expected to be within approximately seventy-five (75) days after the end of the Plan Year. No amount is due and owing to any Participant before the Compensation Committee has determined the Bonus Payout.

•	The Company will withhold amounts applicable to federal, state and local taxes, domestic or foreign, required by law or regulation.
CLAWBACK POLICY

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All incentive compensation paid or awarded under the Plan on or after September 8, 2010 is subject to the terms and conditions of the Company’s Policy for Recoupment of Incentive Compensation (the “Clawback Policy”), as such policy may be amended from time to time.

TERMINATION OF EMPLOYMENT

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The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by the Company’s policies and any applicable employment agreement and not by the Plan.

REVISIONS TO THE PLAN

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The Plan will be reviewed by the CFO, CEO and the Compensation Committee on a periodic basis for revisions. The Company reserves the right at its discretion with or without notice, to review, change, amend or cancel the Plan, at any time.

As amended through March 19, 2014

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